EXHIBIT 99.1

           RSL Communications Reports Third Quarter Financial Results

                               Cash Usage Reduced
                           Exploring Strategic Options

      Hamilton, Bermuda and New York--November 9, 2000--RSL Communications, Ltd. (Nasdaq:RSLC), a premier provider of data, Internet, and voice services focused on small and medium enterprises in Europe and the United States, announced revenues of $382.8 million and normalized EBITDA(1) of negative $44.6 million for the third quarter 2000. Excluding foreign currency impacts, revenues would have been approximately $393.1 million, slightly above revenues in the second quarter of 2000. The Company has enhanced controls on its cash resources and has reduced its cash burn rate in the third quarter primarily through the reduction of non-critical capital expenditures and working capital management.

      Paul Domorski, President and Chief Executive Officer of RSL COM said, "The quarter was a challenging one, and although our results are consistent with the expectations we communicated publicly several weeks ago, they are disappointing. It is critical that we make bold and decisive changes to RSL COM's current operational profile. Since I arrived at RSL COM, I have been relentlessly focused on doing just that.

      "We have devised a new strategy going forward that has three elements. The first is to restructure our current business and place us on a path to profitability. This will involve exiting certain countries, selling some customer bases or shutting down operations that have no realistic expectations of achieving reasonable financial returns. The second element is to leverage our existing assets and competitive advantages, including the licenses, customer bases, distribution channels and local presence we have in key markets. The third element is to reposition the company to be a provider of network applications and solutions to SME customers. This will include products and services in the data and Internet space, including, for example, LANs, VPNs, and custom applications.

      "We have nearly completed our internal operational reviews and we are now moving into the next phase of evaluating the implications and costs of the various alternatives. Once we have completed this process, we will announce any operations that will be shut down, restructured or sold. At that time we will also provide guidance for the fourth quarter 2000, which will include a one time restructuring charge.

      "With its European and U.S. presence and its 1.3 million customer base, I have a clear vision of a future RSL COM as a focused, customer-service oriented enterprise on a path towards profitability."

      RSL COM also announced it has hired the investment banking firm of Wasserstein Perella & Co., Inc. to assist the company in exploring strategic alternatives.

Third Quarter 2000 Results

      Consolidated revenues for the third quarter 2000 were $382.8 million, compared to $390.5 million for the second quarter 2000 and $368.8 million for the third quarter 1999. Excluding foreign currency impacts, revenues would have been approximately $393.1 million, slightly above revenues in the second quarter of 2000. Revenues from operations in Europe, RSL COM's largest market segment, were $222.4 million in the third quarter 2000, a 2.0% decline versus the second quarter of 2000 and an increase of 19.0% over the third quarter of 1999. After giving effect to foreign exchange fluctuations, third quarter 2000 revenues in Europe increased slightly over the second quarter 2000 and 34.7% over the third quarter of 1999. Revenues from operations in the U.S. were $87.6 million in the third quarter of 2000, approximately flat versus the second quarter of 2000 and 27.4% below the third quarter of 1999. The U.S. revenue decline is consistent with the Company's 1999 decision to de-emphasize certain marginally profitable wholesale and prepaid card products. Revenues from Asia/Pacific and Latin America operations were $56.3 million in the third quarter 2000, a 2.4% decline versus second quarter 2000, and an increase of 17.6% compared to the third quarter 1999.

      Cost of services in the third quarter 2000 was $282.3 million, an increase of 3.4% from $272.9 million in the second quarter 2000 and an increase of 10.2% from $256.1 million in the third quarter 1999. The consolidated gross margin percentage(2) was 26.3% in the third quarter 2000, compared to 30.1% in the second quarter 2000 and 30.6% in the third quarter 1999. European operations reported a gross margin of 28.0% in the third quarter 2000, versus 33.4% in the second quarter 2000, and 37.8% in the third quarter of last year. U.S. gross margin percentage was 16.8% in the third quarter 2000, versus 21.0% in the second quarter this year, and 19.2% in the third quarter of last year. The declines in gross margins are due largely to seasonality and competitive pressures in certain markets.

      Consolidated selling, general and administrative expenses were $154.3 million in the third quarter 2000, compared to $138.5 million in the second quarter 2000 and $112.6 million in the third quarter 1999. SG&A expenses as a percent of revenue was 40.3% in the third quarter of 2000 compared to 35.5% in the second quarter of 2000 and 30.5% in the third quarter of 1999. Consolidated selling, general and administrative expenses increased $15.8 million versus the second quarter of 2000 due to business expansion efforts, primarily in Spain, severance costs in headquarter locations, and customer acquisition costs in certain markets.

      The company recorded non-cash compensation expense of $2.2 million in the third quarter 2000 relating to stock incentive awards previously granted to employees, primarily at deltathree.com. Normalized EBITDA for the third quarter 2000 was $44.6 million negative, a decline from negative $8.2 million in the second quarter 2000 on a comparable basis. EBITDA in the third quarter of 1999 on a comparable basis was positive $2.7 million. The sequential normalized EBITDA decline was due to the aforementioned increased selling, general and administrative expenses as well as the decrease in gross margin.

      Net loss in the third quarter 2000 was $146.7 million, compared to a net loss of $159.4 million in the second quarter of 2000 and a loss of $118.9 million in the third quarter 1999. The sequential decrease in net loss is primarily due to a $48.3 million non-cash charge in the second quarter due to the Company's decision to sell its Canadian operations partially offset by increased selling, general and administrative expenses in the third quarter as well as the decline in gross margin. Net loss per share was $2.51 for the third quarter 2000.

Nine Months Results

      Consolidated revenues for the first nine months of 2000 were $1,149.3 million, compared to $1,076.8 million in the same period of 1999, up 6.7%. Revenues from operations in Europe were $671.3 million, or 58.4% of consolidated, for the first nine months of 2000, compared to $517.3 million, or 48.0% of consolidated, for the same period in 1999. Revenues from operations in North America were $300.8 million, or 26.2% of consolidated, in the first nine months of 2000, compared to $426.4 million, or 39.6% of consolidated, in the same period in 1999. Revenues from operations in Asia/Pacific and Latin America were $166.5 million, or 14.5% of consolidated, for the first nine months of 2000, compared to $130.8 million, or 12.1% of consolidated, for the same period last year. Revenues from operations at deltathree.com represented the balance.

      For the first nine months of 2000, the normalized EBITDA loss was negative $51.3 million compared to a negative $1.8 million in the same period in 1999. Net loss for the first nine months of 2000 was $391.4 million, compared to $248.7 million in the same period in 1999.

      RSL Communications, Ltd., is a facilities based communications company that provides a broad range of data/Internet, voice and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through its subsidiary, deltathree.com, RSL COM also owns and operates a privately managed Internet Protocol (IP) telephony network with 107 points of presence in over 40 countries around the world. RSL COM is headquartered in Hamilton, Bermuda with executive offices in New York City. The web address is http:/www.rsicom.com.

      This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Factors which may affect actual results include, but are not limited to, the Company's capital requirements, general economic factors, the impact of rapid industry changes, increased competition, pricing pressures, government regulation, the integration of acquisitions and new operations, as well as other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. For a detailed discussion of these and other risk factors, please refer to the Company's filings with the SEC, including the Company's Form 10-K for the fiscal year ended December 31, 1999 and the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission in July 2000. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Jim Magrone, Vice President, Investor Relations and Treasurer, 212-445-7443, or Kathleen Makrakis, Director of Investor Relations, 212-445-7463, both of RSL Communications.

                             RSL Communications Ltd.
                      Consolidated Statements of Operations
                      (In Thousands, except per share data)
                                    Unaudited

                                         Three Months Ended                     Nine Months Ended
                                          September 30,                          September 30,
                                      ----------------------                -----------------------
                                      2000           1999         % Change    2000              1999              % Change
                                      ----           ----         --------    ----              ----               --------
Revenues                         $   382,843    $   368,831           4%  $ 1,149,273       $ 1,076,812                 7%
Operating costs and expenses:
Cost of services                    (282,264)      (256,131)         10%     (816,480)         (765,009)                7%
Selling, general and
 administrative expenses            (154,254)      (112,573)         37%     (412,403)         (323,470)               27%
Write-down for impairment of
 assets                                   --             --         N/A       (48,267)               --               N/A
Special charge                            --        (30,143)        N/A            --           (30,143)              N/A
Non-cash compensation expense         (2,204)        (2,676)        -18%       (8,329)           (5,602)               49%
Depreciation and amortization        (53,496)       (46,032)         16%     (154,658)         (126,115)               23%
                                    ----------     ---------                 ----------      ----------

Operating costs and expenses        (492,218)      (447,555)         10%   (1,440,137)       (1,250,339)               15%
                                    ==========     =========                ==========       ==========

Loss from operations                (109,375)       (78,724)         39%     (290,864)         (173,527)               68%
Interest income                        2,288          5,408         -58%       11,176            16,502               -32%
Interest expense                     (45,007)       (35,546)         27%     (123,832)          (95,820)               29%
Other (expense) income - net          (3,221)           326         N/A        (7,380)              506               N/A
Foreign exchange transaction
 gain(loss)                            7,205         (3,468)        N/A        15,879            10,560                50%
Minority interest                      5,338         (4,791)        N/A        13,318            (3,969)              N/A
Loss in equity interest of
 unconsolidated subsidiaries          (3,477)        (1,184)        N/A        (7,903)           (1,560)              N/A

Income taxes                            (459)          (918)        -50%       (1,773)           (1,408)               26%
                                    ----------     ---------                 ----------      ----------

Net loss                         $  (146,708)   $  (118,897)         23%  $  (391,379)      $  (248,716)               57%
                                    ==========     =========                 ==========      ==========

Net loss per share of common
 stock                           $     (2.51)   $     (2.17)         15%  $     (6.89)      $     (4.63)               49%

Weighted average number of
 shares of common stock
 outstanding                          58,440         54,702           7%       56,835            53,676                 6%

Normalized EBITDA (1)            $   (44,600)   $     2,717         N/A   $   (51,294)      $    (1,775)              N/A

                                                       RSL Communications Ltd.
                                                         Supplemental Data
                                                             Unaudited

                                                      Three Months Ended                               Nine Months Ended
                                                          September 30,                                    September 30,
                                                  ----------------------------------------- ----------------------------------------
                                                                                      %                                     %
                                                     2000            1999           Change      2000         1999         Change
                                                     ----            ----           ------      ----         ----         ------
Revenue: (in thousands)
North America
 - Fixed Wire / Data                                   $ 38,762         $50,999      -24%      $129,693    $  167,510     -23%
 - Mobile                                                    15              --      N/A             51            --     N/A
 - Carrier / Card                                        59,774          81,800      -27%       171,078       258,918     -34%
                                                  -------------    ------------             -----------    ----------
                                                         98,551         132,799      -26%       300,822       426,428     -29%
                                                  -------------    ------------             -----------    ----------

Europe
 - Fixed Wire / Data                                     90,983          84,675        7%       275,650       221,391      25%
 - Mobile                                                87,898          77,619       13%       272,099       216,122      26%
 - Carrier / Card                                        43,544          24,664       77%       123,554        79,858      55%
                                                  -------------    ------------             -----------    ----------
                                                        222,425         186,958       19%       671,303       517,371      30%
                                                  -------------    ------------             -----------    ----------

Asia / Pacific and Latin America
 - Fixed Wire / Data                                     23,630          23,871       -1%        73,762        65,964      12%
 - Mobile                                                30,516          21,705       41%        86,454        57,336      51%
 - Carrier / Card                                         2,155           2,288       -6%         6,317         7,496     -16%
                                                  -------------    ------------             -----------    ----------
                                                         56,301          47,864      18%        166,533       130,796      27%
                                                  -------------    ------------             -----------    ----------

deltathree.com  (3)                                       5,566           1,348      N/A         10,615         2,355     N/A
                                                  -------------    ------------             -----------    ----------

Consolidated revenues per minute (4)                    $  0.11         $  0.17      -35%       $  0.12     $    0.18     -33%

Billable Voice Minutes (in thousands):
North American                                          786,942         778,603        1%     2,312,496     2,371,999      -3%
European
- fixed wire                                            796,928         568,199       40%     2,357,507     1,395,184      69%
- mobile                                                212,738         111,247       91%       591,712       326,704      81%
Asia and Other
- fixed wire                                             99,795          81,880       22%       287,813       203,463      41%
- mobile                                                 58,935          30,082       96%       151,314        85,786      76%
deltathree.com                                           23,354           5,602      N/A         85,840        13,952     N/A
Customers as of September 30, 2000                 Business        Residential        Mobile             Total
                                                   --------        -----------        ------             -----
North American                                           76,136          45,330                --            121,466
European                                                 71,547         261,508            558,213           891,268
Asia and Other                                            9,514         155,281            158,102           322,897
                                                  -------------    ------------    ---------------    --------------
                                                        157,197         462,119            716,315         1,335,631
                                                  =============    ============    ===============    ==============

(1) EBITDA, as used herein, consists of loss from operations before depreciation and amortization. EBITDA has also been normalized to exclude non-cash compensation expense, the write-down for impairment of assets in Canada, Japan and Hong Kong and their operating losses, the special charge in 1999 and to exclude the EBITDA loss of deltathree.com, the Company's publicly held internet telephony unit.

(2) Gross margin percentage is defined as revenues less cost of services divided by revenues

(3) Excludes services provided to other RSL COM operating companies of $3 million for the third quarter of 2000, $1 million for the third quarter of 1999, $12 million for the nine months of 2000, and $4 million for the nine months of 1999.

(4) Consolidated revenue per minute consists of consolidated revenues less revenues derived from equipment sales, revenues generated from directory assistance and mobile and data services, divided by total billable minutes excluding minutes generated from the Company's mobile and data services.